Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is between Deron Streitenberger (“Streitenberger") and Federal Home Loan Bank of Indianapolis, its parent, subsidiary and affiliated companies or entities, all current and former officers, directors, employees, agents, attorneys and contractors for these companies, (herein collectively referred to as "FHLBI" or "Bank"). Streitenberger and FHLBI are collectively referred to as the "Parties".
In consideration of the mutual promises described herein, the Parties agree as follows:
1.Streitenberger’s employment by the Bank shall separate on March 23, 2026 (“Effective Separation Date”).
2.In exchange for Streitenberger entering into this Agreement, FHLBI agrees to provide to Streitenberger the following separation benefits:
(a)52 weeks separation pay, payable in one lump sum of $568,056.18; less applicable taxes and deductions. This payment shall be made within 21 days after the effective date of this Agreement as defined in Paragraph 23.
(b)A lump sum payment of $40,256.75 less applicable taxes and deductions, which represents the approximate equivalent of the Bank’s contribution towards the cost of Streitenberger’s group health, dental, and vision benefit coverage for twelve (12) months. This payment shall be made within 21 days after the effective date of this Agreement as defined in Paragraph 23.
(c)Outplacement services known as the Career Assistance Program will be provided for a three (3) month period. Outplacement service must be initiated on or before April 23, 2026. Outplacement services will be provided by HRD Advisory Group and billed directly to the Bank. Payment for any such services extending beyond three (3) months shall be the responsibility of Streitenberger.

3.The Parties agree that this Agreement and any payments made pursuant to this Agreement are subject to the prior review and non-objection by the Finance Agency and that the Finance Agency has not completed its review or issued its non-objection to the Bank.
4.After the payments and consideration to Streitenberger are made as outlined in paragraph 2, FHLBI shall have no other obligations or liabilities to Streitenberger except as set forth in this Paragraph 4. Streitenberger’s receipt of the separation benefits provided herein shall constitute a complete settlement, satisfaction and waiver of any and all claims Streitenberger may have against FHLBI and FHLBI shall have no responsibility to Streitenberger or his beneficiaries concerning the payment of wages, profit sharing, bonus, or any other compensation or benefit that may have been available to Streitenberger as a result of his employment at FHLBI with the exception of the following:
(a)A lump-sum payment of $418,232.27, less applicable taxes and deductions, which represents the approximate equivalent of the Deferral Awards (as defined in the Incentive Plan and referred to in this Agreement as "Deferral Payment") as a Level I Participant under the Incentive Plans for the years 2023, 2024, and 2025 to be paid out at Threshold, if Employee had been entitled to receive those under the terms of the Incentive Plan. This additional lump-sum Deferral Payment shall be made within 21 days after the effective date of this Agreement as defined in Paragraph 23. This Deferral Payment is subject to non-objection by the Finance Agency (consistent with the terms of the Incentive Plan and Finance Agency regulations).
5.In exchange for the foregoing benefits, Streitenberger irrevocably and unconditionally releases and forever discharges (i) FHLBI, (ii) its parent, subsidiary or affiliated entities, (iii) all of their present or former directors, officers, employees, agents, attorneys and contractors as well as (iv) all predecessors, successors and assigns thereof (collectively the "Released Parties") from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, discovered or undiscovered, matured or unmatured, which Streitenberger now has or may have had through the effective date of this Agreement, that arise out of or relate in any manner to Streitenberger’s employment with FHLBI, the separation thereof, or any contract, plan, policy, or program, oral or written, between Streitenberger and the Released Parties, or any potential claim described in this Agreement, or any other matter or claim from whatever cause based upon facts pre-existing to or existing at the time of the execution of this Agreement.
6.Without limiting the generality of the foregoing release, it shall include: (i) all claims or potential claims arising under any federal, state or local laws relating to the Parties’ employment relationship, including any claims Streitenberger may possess pursuant to the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000(d), et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Indiana Civil Rights Law, as amended, I.C. 22-9-1, et seq.; the Indiana Wage Claim Statutes, I.C. 22-2-5-1 et seq.; and I.C. 22-2-9-1 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d) et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 652 et seq.; the National Labor Relations Act, 29 U.S.C. § 141 et seq.; the Immigration Reform and Control Act, 8 U.S.C. § 1101 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2611 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §

621 et seq. the Federal Deposit Insurance Act whistleblower provision; 12 U.S.C. § 1831j(a)(2); and any other federal, state or local laws governing the Parties’ employment relationship; (ii) any claims on account of, arising out of or in any way connected with Streitenberger’s employment with FHLBI or leaving of that employment, (iii) any claims alleged or which could have been alleged in any charge or complaint against FHLBI; (iv) any claims relating to the conduct of any employee, officer, director, agent or other representative of FHLBI; (v) any claims of discrimination, harassment or retaliation on any basis; (vi) any claims arising from any legal restrictions on an employer's right to separate its employees; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) defamation, (d) wrongful discharge, (e) interference with contract or business relationship or (f) negligent or intentional infliction of emotional distress.
7.The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Streitenberger's rights or claims that may arise after Streitenberger signs this Agreement. It is further understood by the Parties that nothing in this Agreement shall affect any rights Streitenberger may have under any Pension Plan, Savings Plan (i.e., 401(k) plan) provided by FHLBI as of the date of Streitenberger's separation, such items to be governed exclusively by the terms of the applicable plan documents.
8.Streitenberger also agrees not to sue or bring any action before a court against any of the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement. The Parties agree, however, that nothing in this Agreement shall:
(a)Prevent Streitenberger from challenging under the Older Worker’s Benefit Protection Act (29 U.S.C. § 626) the knowing and voluntary nature of Streitenberger’s release of any age claims in this Agreement, in court or before the Equal Employment Opportunity Commission (“EEOC”); or
(b)Prevent Streitenberger from filing an administrative charge with the EEOC or any other federal, state or local agency; or
(c)Prevent Streitenberger from participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body; provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the disclosing party gives prompt written notice to the other party so as to permit such other party to protect such party’s interests in confidentiality to the fullest extent possible
9.Notwithstanding Streitenberger’s right to file an administrative charge with the EEOC or any other federal, state, or local agency, Streitenberger agrees that with his release of claims in this Agreement, he has waived any right he may have to recover monetary or other personal relief in any proceeding based in whole or in part on claims released by Streitenberger in this Agreement. For example, Streitenberger waives any right to monetary damages or reinstatement if an administrative charge is brought against the Company whether by Streitenberger, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency. Further, with Streitenberger's release of claims in this Agreement, Streitenberger specifically assigns to the Company Streitenberger's right to any recovery arising from any such proceeding.

10.The Parties acknowledge that it is their mutual and specific intent that the above waiver fully comply with the requirements of the Older Workers Benefits Protection Act (29 U.S.C. § 626) and any similar laws governing release of claims. Accordingly, Streitenberger hereby acknowledges that:
(a)Streitenberger has carefully read and fully understands all of the provisions of this Agreement and that Streitenberger has entered into this Agreement knowingly and voluntarily;
(b)The Separation Benefits offered in exchange for Streitenberger’s release of claims exceed in kind and scope that to which Streitenberger would have otherwise been entitled;
(c)Streitenberger is advised by this Agreement to consult with an attorney of his choice prior to signing this Agreement;
(d)Streitenberger has been offered a period of twenty-one (21) days within which to review and consider this Agreement; and
(e)Streitenberger acknowledges that he may waive all or any part of this twenty-one (21) day consideration period by signing this Agreement prior to the expiration of the period. However, if this Agreement is not executed by the twenty-first (21st) day, the terms offered by FHLBI in this Agreement are withdrawn and any later execution of this Agreement by Streitenberger is void.
11.FHLBI and Streitenberger specifically reserve any and all rights to bring an action to remedy a breach of this Agreement.
12.Streitenberger agrees not to make or publish any statement (orally or in writing) or instigate, assist, or participate in the making or publication of any statement that is in any way critical, negative, or derogatory or would libel, slander, or disparage or expose to contempt, or ridicule: (1) the FHLBI; (2) its products, services, affairs, or operations; or (3) the FHLBI’s directors, officers, agents, representatives, employees, job candidates or shareholders. Streitenberger understands and agrees that this Paragraph 12 is of the utmost importance to FHLBI and is a material provision of this Agreement.
13.Streitenberger shall respond to any inquiry about the status of his separation only by stating that the parties have separated their relationship on an amicable basis. Streitenberger acknowledges that revealing any other information would cause FHLBI injury and damages. Streitenberger understands and agrees that this paragraph is of the utmost importance to FHLBI and is a material provision of this Agreement. Streitenberger shall continue to be bound by the terms of the Non-Solicitation and Non-Disclosure Agreement between FHLBI and Streitenberger.
14.Streitenberger agrees that, upon a material breach of paragraphs 5, 6, 8, 12 or 13, of this Agreement, FHLBI shall have an automatic and unfettered right to terminate and cease any of the payments and other consideration agreed to be provided to Streitenberger under this Agreement, including but not limited to the payments and consideration contained in paragraph 2 of this Agreement. Streitenberger further agrees that in the event of a material breach of paragraphs 5, 6, 8, 12 or 13 of this Agreement or any of their terms and conditions by Streitenberger, he will be required to repay to FHLBI all but One Thousand Dollars ($1,000.00) of the Separation Benefits paid to him by FHLBI, (if such repayment is not otherwise prohibited by applicable law) with the express understanding that Streitenberger’s retention of the One Thousand Dollars ($1,000.00) is adequate legal consideration for the continued release of claims provide in paragraphs 5, 6 and 8 of this Agreement.
15.Streitenberger warrants under penalty of perjury that:
(a)Prior to signing this Agreement he has raised with FHLBI any and all concerns and information he has regarding any possible legal and/or ethical issues in connection with FHLBI business, including, but not limited to any potential violations of FHLBI policies and any applicable federal, state or local statutes, ordinances, rules, or regulations.
(b)He has no knowledge of any fact, document, or other information, that may indicate that Bank or any of its employees, agents, or officers have violated any FHLBI policy or any applicable federal, state or local statutes, ordinances, rules, or regulations, nor is he aware of others who claim to, or in his opinion, have such facts or information.
(c)He has no basis or reason to believe the Bank or any of its employees, agents or officers may have violated any FHLBI policy or any applicable federal, state, or local statutes, ordinances, rules or regulations.
16.Streitenberger agrees not to seek re-employment with FHLBI, its successors, or assigns at any time in the future and agrees that any such application shall not be entitled to consideration, unless the FHLBI agrees in writing to waive this provision.
17.The Parties represent and acknowledge that in executing this Agreement, they did not rely and have not relied upon any representations or statements made by any of the other Parties, or by any of the other Parties’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.
18.This Agreement shall be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the respective Parties and to their administrators, representatives, executors, successors and assigns.
19.Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be unenforceable or invalid, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the unenforceable or invalid part, term or provision shall be deemed modified to eliminate the invalid part, and, as so modified, such part, term or provision shall be deemed as part of this Agreement as though originally contained herein. Each party also agrees that, without receiving further consideration, they will sign and deliver such documents and do anything else that is necessary in the future to make the provisions of this Agreement effective.
20.No waiver of any condition or covenant contained in this Agreement or failure to exercise a right or remedy by any of the Parties hereto shall be considered to imply or constitute a further waiver by such Party of the same or any other condition, covenant, right or remedy.
21.This Agreement is made and entered into in the State of Indiana and shall in all respects be interpreted, enforced and governed by the laws of the State of Indiana without respect to its decisions on conflict of laws. Any lawsuit commenced to enforce the terms of this Agreement shall be commenced in a court of competent jurisdiction in the State of Indiana, and if in federal court, in the U.S. District Court for the Southern District of Indiana, Indianapolis Division. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.
22.With the exception of the Mandatory Mutual Agreement to Arbitrate (“Arbitration Agreement”), that the parties have already agreed to, this Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior conversations, agreements, or understandings between the Parties pertaining to this subject matter. This Agreement may be modified only by a writing executed by both Parties. The parties re-affirm here in that, unless expressly provided for in the

Arbitration Agreement, this Agreement shall be enforced under the terms of the Arbitration Agreement.
23.For a period of seven (7) calendar days following his execution of this Agreement, Streitenberger may revoke this Agreement personally or through his attorney by written notice to Kania Lottie, SVP, Chief Human Resources Officer, at FHLBI at the following e-mail address: klottie@fhlbi.com. If such notice is oral, either by telephone or in person, it shall be confirmed immediately in writing. If Streitenberger does not so revoke this Agreement within seven (7) calendar days following his execution of the Agreement, this Agreement shall become effective on the eighth (8th) calendar day following Streitenberger's execution of this Agreement.
24.By making this Agreement, neither Streitenberger nor the Released Parties admit that they have done anything wrong, including the commission of any tort, breach of contract, or violation of any federal, state or local statute, law, or ordinance. Neither the existence of this Agreement nor any of its terms shall be admitted into evidence in any proceeding except for the purpose of enforcing the provisions of this Agreement.
25.This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, fully enforceable counterpart for all purposes, but all of which shall constitute one and the same instrument.
26.Any action by any of the Released Parties to enforce any obligation or duty owed to them under this Agreement may be brought by FHLBI, its successor or assign without joinder of other affiliates of that corporation.
27.Streitenberger agrees that a violation of paragraphs 12 or 13 of this Agreement will cause irreparable harm and injury to FHLBI and that FHLBI shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction (without the posting of any security or bond) enjoining and restraining the violating Party from doing or continuing to do any such acts and any other violations or threatened violations of this Agreement. Streitenberger is solely responsible for paying the appropriate taxes owed on the moneys being paid under this Agreement.
28.None of the Separation Benefits are for medical treatment or injuries to Employee caused or attributed to the Company. The Parties have made every effort to adequately protect Medicare’s interest, if any, in this Agreement, and have not shifted responsibility for medical treatment to Medicare in contravention of federal law. Any present or future action or decision by Center for Medicare Services (CMS) regarding this Agreement, or Employee’s eligibility or entitlement to Medicare or Medicare payments, will not render this release void or ineffective, or affect the finality of this Agreement or release of claims. Employee waives any and all private causes of action for damages pursuant to 42 U.S.C. § 1395, and acknowledges that the Company will report any payments to CMS if specifically required by law to do so.
29.Because neither side can represent what position the Internal Revenue Service, or any other government entity, will take with respect to these payments, it is mutually agreed that each side will be responsible for any miscalculations for which it is legally responsible without indemnification or any other recourse from the other side. If it is subsequently determined that Streitenberger should have paid taxes on any amount which he did not pay taxes, the interest and penalties are his responsibility alone. The Parties expressly waive the right to seek indemnification or reimbursement from the other as the result of any government decision on the taxability of the amounts paid in settlement.
30.It is expressly agreed that this is a final Agreement and that in the event the Internal Revenue Service, or any other government entity, determines that Streitenberger owes more taxes, he has no right to seek additional sums from FHLBI, even though the amount paid will decrease by the amounts owed to the government.
31.STREITENBERGER ACKNOWLEDGES AND AGREES THAT HE FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. STREITENBERGER ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. STREITENBERGER FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE BANK FROM ANY AND ALL CLAIMS.
Date:         4/8/2026            /S/ DERON STREITENBERGER
                        Deron Streitenberger

Date:         4/15/2026            /S/ KANIA LOTTIE
                        An Authorized Representative of
                        Federal Home Loan Bank of Indianapolis

Date:         4/15/2026            /S/ JEFF MILLS
                        An Authorized Representative of
                        Federal Home Loan Bank of Indianapolis